                                                            PART II - EXHIBIT 12



                      FORTUNE BRANDS, INC. AND SUBSIDIARIES
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)


                                                                                                                Three Months
                                                                                                                   Ended
                                                                      Years Ended December 31,                   March 31,
                                                -------------------------------------------------------------   -----------
                                                  1998          1999         2000         2001         2002        2003
                                                --------      --------     --------     --------     --------   -----------
Earnings Available:
   Income (loss) from continuing operations
     before income taxes, minority
     interest and extraordinary items           $  516.4      $ (725.2)    $   44.0     $  491.9     $  756.2     $  163.3

   Less: Excess of earnings over
               dividends of less than
               fifty percent owned
               companies                             0.2           0.2          0.2         --           --           --
         Capitalized interest                       --             4.1          0.6          0.1          0.3         --
                                                --------      --------     --------     --------     --------     --------
                                                $  516.2      $ (720.9)    $   43.2     $  491.8     $  755.9     $  163.3
                                                ========      ========     ========     ========     ========     ========


Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses                               $  105.4      $  113.9     $  135.6     $  100.5     $   76.9     $   18.9
   Portion of rentals representative
     of an interest factor                          17.0          19.0         18.0         17.0         17.5          3.8
                                                --------      --------     --------     --------     --------     --------
           Total Fixed Charges                     122.4         132.9        153.6        117.5         94.4         22.7
                                                --------      --------     --------     --------     --------     --------
           Total Earnings Available             $  638.6      $ (588.0)    $  196.8     $  609.3     $  850.3     $  186.0
                                                ========      ========     ========     ========     ========     ========
Ratio of Earnings to Fixed Charges                  5.22           (A)         1.28         5.19         9.01         8.19
                                                ========      ========     ========     ========     ========     ========


(A) As a result of the loss reported for the year ended December 31, 1999, the Company was unable to cover the fixed charges as indicated.

     Included in earnings in 1999 was a second quarter goodwill write-down of $1,126 million. If this write-down was excluded from earnings, the ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 4.05.




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